Exhibit (N)(5)
ICON Funds
Schedule A to Rule 18f-3 Plan
ICON Bond Fund — Class C, I and Z Shares
ICON Core Equity Fund — Classes A, C, Z and I Shares
ICON Covered Call Fund — Classes A, C, Z and I Shares
ICON Equity Income Fund — Classes A, C, Z and I Shares
ICON International Equity Fund — Classes A, C, Z, S and I Shares
ICON Long/Short Fund — Classes A, C, Z and I Shares
ICON Asia-Pacific Region Fund — Class A, C, I and S Shares
ICON Europe Fund — Class A, C, I and S Shares
Dated: November 16, 2007
ICON Funds

By:	/s/ Donald Salcito
Name:	Donald Salcito
Title:	Vice President and Secretary